Exhibit 99.77C

Legg Mason Investors
Trust, Inc.
 ("Registrant")
Form N-SAR
For the Year Ended March
31, 2007

Sub-Item 77C:  Matters
submitted to a vote of
security holders

Shareholder Meeting
Results:

A Special Meeting
of Shareholders was held
on January 19, 2007, to
approve a plan of
reorganization of Legg
Mason Investors Trust,
Inc. with respect to its
series Legg Mason
Financial Services Fund
whereby the Fund would
transfer all of its
assets and liabilities
to Legg Mason Partners
Financial Services Fund.
The reorganization was
effected March 16, 2007.

Shareholder Meeting
Results (share amounts
are not in thousands):

Affirmative
	2,361,226.044
shares		53.361%
of shares outstanding

Against
52,129.036	shares
	  1.178% of shares
outstanding

Abstain
58,732.270	shares
	  1.327% of shares
outstanding

G:\Groups\Reporting\NSAR Back-
up\TRUSTS\Investors
Trust\2007\3.31.07\Proxy Vote
Results LM Financial Services
03.31.07.doc	05/29/2007